Exhibit 10.2

ADDENDUM TO EMPLOYMENT AGREEMENT

This Addendum to Employment Agreement (“Addendum”), dated this 28th day of August, 2010, is among The Kansas City Southern Railway Company, a Missouri corporation (“KCSR”), Kansas City Southern, a Delaware corporation (“KCS”) and David L. Starling, an individual (“Executive”) (collectively, the “Parties”).

WHEREAS, Executive is currently employed as the President and CEO of KCSR and also serves as the President and COO of KCS.

WHEREAS, Executive, KCSR and KCS previously entered into an Employment Agreement executed as of September 10, 2008 (the “Agreement”), which sets forth the terms and conditions of Executive’s employment by KCSR; and

WHEREAS, the Parties desire to amend the Agreement for purposes of reassigning the role of the Executive.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, it is agreed by and among KCSR, KCS and Executive that the Agreement is amended effective August 1, 2010, as follows:

1. Paragraph 1 of the Agreement is hereby deleted in its entirety, and the following new Paragraph 1 is inserted in lieu thereof:

“1. Employment. KCSR herby continues to employ the Executive as its President and Chief Executive Officer. Further, Executive shall serve as President and Chief Executive Officer (“CEO”) of KCS. As President and CEO of KCS, Executive shall report directly to the Executive Chairman of KCS. The President and CEO of KCS is the top non-Chairman executive of KCS. The President and CEO of KCS shall be responsible for executing the strategic vision of KCS, and ensuring the day to day operations of KCS are aligned with this vision. The President and CEO of KCS is responsible for both developing and implementing short, intermediate and long–range objectives, policies, and procedures for KCS. With the Executive Chairman of KCS, or the Chairman of the Board of Directors of KCS, the President and CEO of KCS shall represent KCS to stockholders, the financial community, government, and the general public. The President and CEO of KCS shall coordinate with the Executive Chairman of KCS, or the Chairman of the Board of Directors of KCS, to ensure that KCS achieves and maintains a satisfactory competitive position within the rail and transportation industry. The President and CEO of KCS shall also have such other titles, duties, powers and responsibilities as may be prescribed or delegated from time to time by the Executive Chairman of KCS or the Chairman of the Board of Directors of KCS. Executive hereby accepts such employment and shall faithfully perform Executive’s duties under this Agreement to the best of Executive’s ability and Executive shall devote substantially all of Executive’s working time and efforts to the business and affairs of KCS and KCSR, and their respective subsidiaries, joint ventures and affiliates (collectively, “Affiliate(s)”).”

2. Except as otherwise expressly set forth in this Addendum, the Agreement shall remain unchanged and in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed this Addendum to Employment Agreement as of the date set forth above, but effective as of August 1, 2010.

EXECUTIVE	CHAIRMAN, COMPENSATION AND ORGANIZATION COMMITTEE OF THE BOARD OF DIRECTORS OF KANSAS CITY SOUTHERN

/s/ David L. Starling	By:	/s/ Terrence P. Dunn
David L. Starling		Terrence P. Dunn

THE KANSAS CITY SOUTHERN RAILWAY COMPANY

By:	/s/ John E. Derry
John E. Derry
Senior Vice President Human Resources

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